Exhibit 99.1(2)

HYUNDAI SECURITIES CO., LTD.

Chapter I. GENERAL PROVISIONS

Article 1. (Corporate Name)

The name of the Company shall be “Hyundai Jeungkwon Chusik Hoesa”, which shall be written in English as “Hyundai Securities Co., Ltd.” and abbreviated as H.D.S. (hereinafter called the “Company”).

Article 2. (Purpose)

1.	The purpose of the Company is to engage in the following business activities:

(1)	Investment trading services under the Financial Investment Services and Capital Markets Act;

(2)	Investment brokerage services under the Financial Investment Services and Capital Markets Act;

(3)	Collective investment services under the Financial Investment Services and Capital Markets Act;

(4)	Investment advisory services under the Financial Investment Services and Capital Markets Act;

(5)	Discretionary investment services under the Financial Investment Services and Capital Markets Act;

(6)	Trust services under the Financial Investment Services and Capital Markets Act;

(7)	Vicarious performance of a business of the State or a public organization;

(8)	Money transfer using deposits of the investors;

(9)	Fiduciary services and servicer of special purpose companies according to the Asset-Backed Securities Act;

(10)	Management Services of a third party’s security interests in securities and money in investors’ account;

(11)	Fiduciary services in public offerings of bonds under the Commercial Act;

(12)	Corporate finance services and loan services defined and announced by the Financial Services Commission;

(13)	Securities lending and borrowing and its brokerage, arrangement or agency services;

(14)	Guarantee of payment services;

(15)	Trading of Won-dominated CDs and its brokerage, arrangement or agency services;

(16)	Trading of debt and other securities, and its brokerage, arrangement or agency services;

(17)	Brokerage, arrangement or agency services of loans;

(18)	Trade and brokerage services of gold bullions;

(19)	Loan services in security for pensionable rights under the Employee Retirement Benefit Security Act as a retirement pension service provider;

(20)	Insurance agency and insurance brokerage services;

(21)	General administration management;

(22)	Foreign exchange and exchange brokerage services under the Foreign Exchange Transactions Act;

(23)	Electronic funds transfer services under the Electronic Financial Transaction Act;

(24)	Retirement pension services under the Employee Retirement Benefit Security Act;

(25)	Trust services for secured bond under the Secured Bond Trust Act;

(26)	Services as an asset management company under the Real Estate Investment Company Act;

(27)	Services as a corporate restructuring company under the Industrial Development Act;

(28)	Services as a small and medium enterprise establishment investment company under the Support for Small and Medium Enterprise Establishment Act;

(29)	Services as a new technology project financing company under the Specialized Credit Financial Business Act; and

(30)	All other incidental businesses permitted to a financial investment company under the Financial Investment Services and Capital Markets Act.

2.	The Company may engage in businesses, in accordance with the Financial Investment Services and Capital Markets Act and other financial laws, in addition to above-mentioned in Paragraph 1.

3.	The Company shall obtain or conduct authorization, permission, approval, registration or notification, etc. from or to a relevant authorizer as may be required by the relevant law, prior to engaging in businesses specified in Paragraph 1 and 2 above.

Article 3. (Location of Head Office and of Branches)

1.	The Company shall have its head office in Seoul Metropolitan City.

2.	The Company may establish branches, liaison offices, representative offices, or subsidiaries within or outside Korea, as it deems necessary, as determined by a resolution of the Board of Directors or such committee as authorized by the Board of Directors.

Article 4. (Method of Public Notices)

Public notices by the Company shall be posted on its website (http://www.hdable.co.kr). However, if the online notification is not available due to processing failure or circumstances beyond the Company’s control, the public notices shall be made in the “Mae-il Business Newspaper” and “Korea Economic Daily”, the daily newspapers circulated in Seoul.

Chapter II. CAPITAL AND SHARES

Article 5. (The Amount of Authorized Capital and Par Value)

The total number of shares to be issued by the Company shall be six hundred million (600,000,000) shares and the par value shall be five thousand (5,000) Won per share.

Article 6. (Total Number of Shares to be issued at the Time of Incorporation)

The total number of shares to be issued at the time of incorporation of the Company shall be twenty thousand (20,000) shares.

Article 7. (Types of Shares and Share Certificates)

1.	The shares of the Company shall be in registered form, and the share certificates of the Company shall be issued in 8 denominations of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) share(s).

2.	The types of shares to be issued by the Company shall be registered common shares and registered preferred shares.

Article 8. (The Number and Classes of Preferred Shares)

1.	The preferred shares to be issued by the Company shall be voting preferred shares, whose number shall not exceed seventy million (70,000,000) shares, and non-voting preferred shares, whose number shall not exceed fifty million (50,000,000) shares.

2.	The dividend shall be in an amount not less than five percent (5%) of par value per fiscal year for the voting preferred shares and not less than six percent (6%) per fiscal year for the non-voting preferred shares, as determined by the Board of Directors at the time of issuance of the relevant shares.

3.	In the event the dividend ratio of the common shares exceeds that of the non-voting preferred shares, the additional dividends on the non-voting preferred shares shall be declared in the amount equivalent to such exceeding ratio.

4.	The dividend for the preferred shares shall be cumulative, and in the event the Company is unable to make the dividend payment thereof for a fiscal year, the Company shall make the dividend payment for such deficiencies in a cumulative manner for the following fiscal year.

5.	In the event of capital increase for value or capital increase without consideration by the Company, the holders of preferred shares shall be entitled to common shares in case of capital increase for value and the holders of preferred shares shall be entitled to the same class of shares in the event of capital increase without consideration.

6.	Duration of preferred shares shall be five (5) years from the date of issue, and they shall either be converted into common shares or shall be redeemed as cash upon expiration of the five-year period. The cash redeemable preferred shares shall be issued only by a resolution of the Board of Directors on the issuing price, method and other relevant facts in consideration of issuing price and payout ratio, the redeemable price shall be within two hundred percent (200%) of issuing price. However, in the event the Company does not distribute dividend as set forth in this article, the duration of the preferred shares shall be extended until the Company distributes due amount of dividend. As to the dividend for the shares resulting from conversion of preferred shares, the Article 12 shall be applied.

7.	In the event a resolution is passed not to distribute dividend for the non-voting preferred shares, the non-voting preferred shares shall be deemed to have voting rights beginning on the general meeting of shareholders immediately following the general meeting at which such resolution is passed until the end of the general meeting at which a resolution to distribute dividend on the non-voting preferred shares is passed.

Article 9. (Report of Name, Address, Seal or Signature of Shareholders, etc.)

1.	Shareholders and registered pledgees shall report their names, addresses, and seals or signatures to the company, or to the transfer agent.

2.	Shareholders and registered pledgees who reside outside of Korea shall appoint and report the place where, and an agent to whom, notices will be given in Korea.

3.	The same shall apply in the event of any changes in matters referred to in above Paragraphs 1 and 2.

Article 10. (Transfer Agent)

1.	The Company shall maintain a transfer agent.

2.	The transfer agent, the location of its services and the scope its operation shall be decided by a resolution of the Board of Directors.

3.	The Company shall keep the Register of Shareholders and a copy thereof at the office of the transfer agent and entrust the transfer agent to deal with any entry into the Register of Shareholders, registration or deregistration of pledges, notation of entrustments or cancellation thereof, issuance of share certificates, receipt of notices and other related matters.

4.	The procedures for the activities referred to in Paragraph 3 above shall comply with the Regulations on the Securities Transfer Agency Business of the Transfer Agent.

Article 11. (Issuance and Allotment of Shares)

1.	The Company shall issue new shares by a resolution of the Board of Directors in the following methods:

(1)	to grant to a shareholder an opportunity to subscribe for new shares in order to allot new shares to the shareholder in accordance with the number of shares he/she owns;

(2)	to grant to a specified person (including the Company shareholders) an opportunity to subscribe for new shares in order to allot new shares thereto in a method other than that set forth in Subparagraph 1 above if necessary for achieving the managerial objective of the Company such as introduction of new technology and improvement of financial structure, etc. to the extent not exceeding 30/100 of the total number of issued and outstanding shares; and

(3)	to grant to unspecified many persons (including the Company shareholders) an opportunity to subscribe for new shares in a method other than that set forth in Subparagraph 1 above and allot new shares to such persons who subscribed for the new shares to the extent not exceeding 50/100 of the total number of issued and outstanding shares.

2.	In case of a new share allotment in a method set forth in Paragraph 1, Subparagraph 1 above, such allotment shall be made in any of the following methods by a resolution of the Board of Directors:

(1)	to allot new shares to unspecified many subscribers without classifying the types of persons to whom opportunities to subscribe for new shares are granted;

(2)	to allot new shares to members of the Employee Stock Ownership Association under the related statute and to grant to unspecified many persons opportunities to subscribe for new shares including the shares not subscribed for;

(3)	to grant to shareholders preferred opportunities to subscribe for new shares, and if there are any shares not subscribed for, to grant to unspecified many persons opportunities to be allotted new shares; and

(4)	to grant to certain type of person an opportunity to subscribe for new shares in accordance with reasonable standards as determined by applicable laws such as book-building as prepared by an investment dealer or an investment broker respectively as an underwriter or an arranger.

3.	In the event of a new share allotment in accordance with Paragraph 1, Subparagraphs 2 and 3, the Company shall notify or make public notice to shareholders on matters provided for in Article 416, Subparagraph 1, Subparagraph 2, Subparagraph 2-2, Subparagraph 3 and Subparagraph 4 of the Commercial Act, two (2) weeks prior to the fixed date of payment; provided, that a public disclosure of a report on the important matters may be made to the Financial Services Commission and stock exchanges in lieu of such notice or public announcement pursuant to Article 165-9 of the FSCMA.

4.	In the event issuance of new shares in any of the methods under Paragraph 1, the type, the number and the issue price, etc. of shares to be issued shall be determined by a resolution of the Board of Directors.

5.	In the event of a new share allotment, if there are any shares which are not subscribed for or which are not paid in by the allotment date, such shares shall be disposed of by a resolution of the Board of Directors in accordance with as determined in applicable laws and regulations including appropriateness of the issue price, etc.

6.	Any fractional shares arising from a new share allotment shall be disposed of by a resolution of the Board of Directors.

7.	In case of a new share allotment under Paragraph 1, Subparagraph 1, the Company shall issue to its shareholders certificates of preemptive rights.

Article 11-2 (Public Offering of New Shares) <Deleted>

Article 11-3 (Stock Option)

1.	The Company may grant stock options, pursuant to the rules and regulations of the Commercial Act, to its officers and employees (including officers and employees of affiliated companies as provided for in Article 9 of the Enforcement Decree of the Commercial Act. Hereafter the same shall apply in this Article) by a special resolution of the meeting of shareholders in the amount not exceeding 15/100 of total number of shares issued and outstanding. However, stock options may be granted to its officers and employees, excluding directors of the Company, in the amount not exceeding 10/100 by a resolution of the Board of Directors. The stock options granted by the General Meeting of Shareholders or resolution of the Board of Directors may be Performance-based stock options that are coupled with business performance target or market price index.

2.	Conditions about the previous article: The Company is not allowed to grant stock option to the registered directors by a resolution of the Board of Directors. If The Board of Directors decides to grant stock option to employees excluding the registered directors, the grant should be approved at the General Meeting of Shareholders immediately following such grant.

3.	The persons to whom stock options may be granted are the officers and employees who have contributed to or have the capacity to contribute to the establishment, management, technical innovation and other significant contributions to the Company.

4.	Shares (reference shares to be used in the event that the difference between the exercise price of the stock option and the market price of the shares is paid in cash, or treasury shares are given as a result thereof) to be issued on the exercise of stock option shall be determined in the meeting of shareholders or by a resolution of the Board of Directors who exercise stock options among other share types specified in Article 7.

5.	Stock option may not be granted to all officers and employees simultaneously, and the number of shares granted to one officer or employee as stock option may not exceed 10/100 of total number of shares issued and outstanding.

6.	The exercise price of the shares granted as result of the exercise of stock option may not be less than each of the following, and the same shall apply in the event adjustments are made to the exercise price:

(1)	Higher of the following prices in the event new shares are issued:

A.	Market price of the shares on the day of exercise of the stock option.

B.	Par value of the shares of the Company.

(2)	Market price of the shares on the day of exercise of the stock option, in the event of transferring treasury stock.

7.	Stock option may be exercised from the date two years elapsed from the date of the resolution in the above Paragraph 1 until five years after the date.

8.	Persons who have been granted stock options must serve as officers or employees of the Company for a minimum of two years from the date of the resolution in the Paragraph 1. However, the officers or employees may exercise the stock options if the employment with the Company is terminated short of two years due to death, retirement or any other cause that are not the fault of the officers or employees.

9.	Article 12 shall apply mutatis mutandis on distribution of profit of the shares issued by exercising stock options.

10.	The Company may cancel the grant of stock options by a resolution of the Board of Directors in any of the following cases:

(1)	In case the relevant officer or employee voluntarily retires from his/her office or leaves the Company after the grant of stock options;

(2)	In case the relevant officer or employee causes substantial damages to the Company due to his/her willful misconduct or negligence;

(3)	In the case the Company is unable to issue the stocks as per stock option due to bankruptcy or dissolution;

(4)	In the case where directors and employees who are accused or warned of misconduct, and/or is the subject of an investigation by the Financial Supervisory Service;

(5)	In case any of the causes for cancellation set forth in the stock option agreement occurs.

Article 11-4. (The Employee Stock Option)

1.	The Company is allowed to grant The Employee Stock Options under relevant laws and regulations by a General Meeting of Shareholders or a Resolution of the Board of Directors based on Article 32 Paragraph 2 of the Basic Workers Welfare Act.

2.	Stocks that are exercised as The Employee Stock Options are issued as registered common stocks.

3.	The Company may cancel the grant of The Employee Stock Options by a resolution of the Board of Directors in any of the following cases:

(1)	In case the relevant officer or employee causes substantial damages to the Company due to his/her willful misconduct or negligence;

(2)	In the case the Company is unable to issue the stocks as per stock option due to bankruptcy or dissolution;

(3)	In case any of the causes for cancellation set forth in the stock option agreement occurs.

4. In case the Company issues new shares as The Employee Stock Options, the shares shall be considered to be issued at the end of the fiscal year immediately prior to the fiscal year in which the shares are issued.

Article 12. (Record Date for New Shares for Dividend)

When the Company issues new shares with consideration, bonus shares or dividend shares, the shares shall be deemed to be issued at the end of the fiscal year immediately prior to the fiscal year in which the shares are issued.

Article 13. (Share Issue at Market Price)

1.	The Company may offer all or part of its new share offering at market price, and resolution of the Board of Directors shall determine the issue price.

2.	Notwithstanding Article 11 Paragraph 1, the Company may offer the new shares to the public at market price or the underwriter to underwrite the offering pursuant to the rules of the Financial Investment Services and Capital Markets Act.

Article 14. (Non-possession of Share Certificate)

1. In the event a shareholder reports his intention of non-possession of share certificate for registered shares, the Company shall record such report and issue a note of confirmation of non-possession of share certificate.

2. The Company may not issue share certificates in the event of the above Paragraph 1, and the share certificates surrendered at the time of the report shall be declared null and void.

3.	Notwithstanding the above Paragraphs 1 and 2, the Company may issue share certificates upon the demand by shareholders.

4.	The Company may assess the cost of issuing share certificates in the above Paragraph 3.

5.	The Company may designate the transfer agent for report and notification of non-possession in Paragraph 1.

Article 15. (Fees)

The Company may assess fees in the amount equivalent to the costs involved in title transfer, pledge registration, notation or cancellation of entrustment, reissue of share certificates and other services.

Article 16. (Closing of Register of Shareholders)

1.	The Company shall suspend any entry into the Register of Shareholders of transfer of title, pledge, or notation of entrustments or cancellation thereof for fifteen days (15) from the day following the last day of each fiscal year.

2.	The Company shall deem the shareholders who are entered into the Register of Shareholders on the last day of each fiscal year to have the rights thereof at the ordinary meeting of shareholders for the close of the respective fiscal year.

3.	In the event of a special meeting of shareholders or where otherwise deemed necessary, the Company may, by a resolution of the Board of Directors, affect the suspension in the above paragraph 1.

Chapter III. BONDS

Article 17. (Issuance of Bonds)

1.	The Company may issue bonds by a resolution of the Board of Directors.

2.	The Board of Directors may entrust the representative director to decide on the amount and type of bonds to be issued and to execute the issuance within the period not exceeding one (1) year. The representative director shall report to the Board of Directors of the issuance.

Article 17-2. (Issuance of Convertible Bonds)

1.	The Company may issue convertible bonds to persons other than existing shareholders of the Company by a resolution of the Board of Directors provided that the aggregate par value of the bonds does not exceed five billion (500,000,000) Won in the following cases:

(1)	Where the Company issues convertible bonds by means of granting an opportunity to subscribe for bonds in order to allot to specified persons (including the Company shareholders) the bonds in a method other that set forth in Article 11, Paragraph 1, Subparagraph 1 if necessary for the Company to achieve its managerial objectives such as introduction of new technology and improvement of financial structure;

(2)	Where the Company issues convertible bonds by means of granting unspecified many persons (including the Company shareholders) an opportunity to subscribe for the bonds in a method other than that set forth in Article 11, Paragraph 1, Subparagraph 1, and allotting bonds to such persons who subscribed for the bonds.

2.	If the bonds are allotted in a method set forth in Paragraph 1, Subparagraph 2, the bonds shall be allotted in any of the following methods by a resolution of the Board of Directors:

(1)	to allot the bonds to unspecified many subscriber without sorting the type of grantees of an opportunity to subscribe for bonds;

(2)	to grant to shareholders an opportunity to preferentially subscribe for the bonds, and in case of any bonds not subscribed for, to grant to unspecified many persons an opportunity to be allotted of the bonds;

(3)	to grant to certain type of person an opportunity to subscribe for bonds in accordance with reasonable standards as determined by applicable laws such as book-building as prepared by an investment dealer or an investment broker respectively as an underwriter or an arranger. 3. When issuing convertible bonds of Paragraph 1, the Board of Directors may issue convertible bonds under the condition that only a part are given convertible rights.

4.	The shares issued due to conversion shall be a common shares and its convertible price shall be determined by the Board of Directors at the time of bond issuance with a par value or higher.

5.	The conversion rights shall be valid from the day of bonds issuance until the day before the redemption date. Provided, that a resolution by the Board of Directors was made pursuant to relevant regulations within above specified period, the conversion period may be adjusted.

6.	Article 12 shall apply mutatis mutandis, for dividend payment of shares issued due to conversion and interest payment of convertible bonds.

Article 18. (Issuance of Bonds with Warrant)

1.	The Company may issue bonds with warrants to persons other than existing shareholders of the Company by a resolution of the Board of Directors provided that the aggregate par value of the bonds does not exceed five billion (500,000,000) Won in the following cases:

(1)	Where the Company issues bonds with warrants by means of granting an opportunity to subscribe for bonds in order to allot to specified persons (including the Company shareholders) the bonds in a method other that set forth in Article 11, Paragraph 1, Subparagraph 1 if necessary for the Company to achieve its managerial objectives such as introduction of new technology and improvement of financial structure;

(2)	Where the Company issues bonds with warrants by means of granting unspecified many persons (including the Company shareholders) an opportunity to subscribe for the bonds in a method other than that set forth in Article 11, Paragraph 1, Subparagraph 1 and allotting bonds to such persons who subscribed for the bonds.

2.	If the bonds are allotted in a method set forth in Paragraph 1, Subparagraph 2, the bonds shall be allotted in any of the following methods by a resolution of the Board of Directors:

(1)	to allot the bonds to unspecified many subscriber without sorting the type of grantees of an opportunity to subscribe for bonds;

(2)	to grant to shareholders an opportunity to preferentially subscribe for the bonds, and in case of any bonds not subscribed for, to grant to unspecified many persons an opportunity to be allotted of the bonds; and

(3)	to grant to certain type of person an opportunity to subscribe for bonds in accordance with reasonable standards as determined by applicable laws such as book-building as prepared by an investment dealer or an investment broker respectively as an underwriter or an arranger.

3.	Amount of warrants to be exercised to subscribe to shares of the Company shall be determined by a resolution of the Board of Directors provided that the maximum shall not exceed the aggregate par value of the bonds.

4.	Shares to be issued upon exercise of the warrants shall be common shares, and the issue price shall be par value of common shares or greater and determined by the Board of Directors at the time of bond issuance.

5.	Exercise period for the warrants to subscribe for new shares of the Company shall commence on the day following the date of issue until one day prior to the redemption date of the bonds.

6.	Article 12 shall be applicable for distribution of dividend and payment of interest for the shares resulting from exercise of warrants.

Article 19. (Applicable Provisions for Issuance of Bonds)

The provisions of Article 9 and 10 hereof shall be applicable mutatis mutandis to the issuance of bonds.

Chapter IV. GENERAL MEETING OF SHAREHOLDERS

Article 20. (Convening of Meeting)

1.	General meetings of the shareholders of the Company shall be of two types: Ordinary and Extraordinary.

2.	Ordinary general meetings of shareholders shall be convened within three (3) months after the close of each fiscal year, and extraordinary general meeting of shareholders shall be convened with a resolution of the Board of Directors or as mandated by other laws and regulations.

3.	Matters other than those which were notified to the shareholders in advance may not be resolved at the General Meeting of Shareholders; provided that the foregoing shall not apply when all shareholders of the Company present at the general meeting consent thereon.

Article 20-2. (Protection of Minority Shareholders)

The Company shall adopt measures to receive opinions of minority shareholders in order to protect such minority shareholders’ rights and interests.

Article 21. (Public Notice of Convening of General Meeting)

1.	In convening a General Meeting of Shareholders, a written notice stating the time, date, place and agenda of the meeting shall be dispatched to each shareholder at least two (2) weeks before the date set for such meeting.

2.	Notice of the convening of the General Meeting to the Shareholders holding less than one-one hundredth (1/100) of the total shares issued may be deemed to have been made by the two or more public notices in “Mae-il Business Newspaper” and “Korea Economic Daily” or notice through electronic posting system operated by the Financial Supervisory Commission or the Korea Exchange.

Article 22. (Chairman)

The representative director shall serve as Chairman of the General Meeting of Shareholders. In the event the representative director is unable to perform his duties, the Board of Directors shall elect the Chairman of the General Meeting of the Shareholders.

Article 23. (Voting Right)

Except as otherwise provided by the relevant laws and regulations, each shareholder shall have one vote per share.

Article 24. (Split Voting)

1.	The Company may allow a shareholder who holds two (2) or more votes to split his votes, provided that the shareholder notifies in writing to the Company of such intent and the reasons thereof no later than three (3) days before the date of the General Meeting of Shareholders.

2.	The Company may deny the shareholder of splitting his votes, unless the shareholder acquired the shares in trust or otherwise holds the shares for and on behalf of another person.

Article 25. (Proxy Voting)

1.	A shareholder may exercise his vote by proxy.

2.	The proxy in the above paragraph 1 shall present a Power of Attorney before the convening of the general meeting.

Article 26. (Method of Resolution)

Resolutions of general meetings of shareholders, except as otherwise provided by the relevant regulations and the Articles of Incorporation, shall be adopted if the approval of a majority vote of the shareholders present at such meeting is obtained and such majority also represents at least one-fourth (1/4) of the total number of shares issued and outstanding.

Article 27. (Chairman’s Authority to Maintain Order)

1.	The chairman of a general meeting of shareholders may order persons, who intentionally speak or behave obstructively or disturb the proceedings of the meeting, to stop a speech or leave the place of the meeting.

2.	The chairman of a general meeting of shareholders may restrict the time and number of speeches of a shareholder as deemed necessary for the purpose of smooth proceeding of the meeting.

Article 28. (Minutes of the General Meetings of Shareholders)

The substance of the course of the proceedings of the general meeting of shareholders and the results thereof shall be recorded in the minutes and shall be preserved at the head office and branches, after being affixed with the names and seal impressions or signatures of the chairman and the directors present.

Chapter V. Directors and the Board of Directors

Article 29. (Election of Directors)

1.	Directors shall be appointed at the General Meeting of Shareholders.

2.	Outside directors shall be elected from the persons recommended by the Outside Director Candidate Recommendation Committee, and the director who shall serve as members of the Audit Committee shall be elected from the persons recommended by the Audit Committee Member Candidate Recommendation Committee.

3.	The directors shall be elected at a general meeting of shareholders by the approval of a majority vote of the shareholders present at such meeting and such majority also represents at least one-fourth (1/4) of the total number of shares issued and outstanding.

Article 29-2 (Cumulative Voting)

In the event that two (2) or more directors are elected at a general meeting of shareholders, the Company shall not adopt cumulative voting, in which each shareholder shall have the number of votes per share equal to the number of directors elected.

Article 30. (Number of Directors)

The Company shall have nine (9) or fewer directors; provided, the Company shall have three (3) or more outside directors, and outside directors shall be comprised of a majority of the total number of directors. In the event the number of outside directors fails to meet the criteria for the organization of the Board of Directors due to vacancy, remedy shall be taken to resolve the matter at the General Meeting of Shareholders immediately following the occurrence of the event that led to the failure to maintain the minimum number of outside directors.

Article 31. (Term of Office of Directors)

1. The term of office of a director and an outside director shall be not more than three (3) years; provided, that the term of office of the director shall be extended up to the close of the ordinary General Meeting of Shareholders convened in respect of the last fiscal year of such term of office, in the event his term of office expires on a date prior to such ordinary General Meeting of Shareholders.

2. The term of office of an outside director shall be not more than three (3) years; and his/her consecutive term shall be one (1) year. Conditions about Paragraph 1: it shall apply mutatis mutandis to an outside director.

3. An outside director shall not be allowed to hold consecutive term of more than five (5) years with an exception where the condition in Paragraph 2 is applied.

4. In applying Paragraph 3, reappointment within two (2) years from the completion of the previous term shall be deemed as a consecutive term.

Article 32. (Relief of Duty and Vacancy of Directors)

1.	Dismissal of a director shall be in accordance with Commercial Act, Article 385.

2.	Directors are deemed to have lost their office in the event of following:

(1)	The director submits a letter of resignation to the Company,

(2)	The director is declared bankrupt,

(3)	The director is found to be fully or partially incompetent,

(4)	Death of the director.

Article 33. (Election of Directors in Event of Vacancy)

1. Any vacancy in the office of the director shall be filled by a resolution of a Meeting of Shareholders. However, the foregoing shall not be applicable if the number of directors does not fall below the number prescribed by Article 30, and there is no difficulty in the administration of business.

2. Unless otherwise determined by the Board Resolution, the term of office of a Director elected to fill a vacancy shall be the remaining term of the position he fills.

Article 34. (Duties of Directors)

1.	The representative director shall execute matters decided by the Board of Directors and shall oversee the affairs of the Company.

2.	Directors shall assist the representative director and shall perform their respective duties.

3.	Directors shall perform their duties faithfully in accordance with laws and regulations and the Articles of Incorporation of the Company.

Article 35. (Duties of the Auditor)

< Deleted >

Article 36. (Audit Report by the Auditor)

< Deleted >

Article 37. (Remuneration of Directors)

1.	Remuneration of directors or expenses necessary to perform their duties shall be determined by a resolution of the Board of Directors within the limit by the resolution of a General Shareholders Meeting.

2.	Severance allowance of the director shall be determined in accordance with officer’s severance compensation regulation as approved by a resolution of the General Shareholders Meeting.

Article 38. (Responsibilities of the Director)

1.	The directors shall be responsible to the Company and any third party for negligence of their duties, etc. in accordance with the Commercial Act and other laws.

2.	If approval is obtained by the resolution of a General Shareholders Meeting, the amount for which such director shall be responsible to the Company under the paragraph 1 shall be limited to the amount equal to six times (in cases of outside directors, three times) his/her remuneration for the latest one year prior to the date of the act or misconduct by the director: provided that any loss and damages are not incurred due to the director’s intention or gross negligence, and that such mitigation by the Company is permitted by law.

3.	the Company shall indemnify the directors from any legal expenses, losses, damages or liabilities borne or paid by them in relation to the service of their duties; provided that such loss, damages or liabilities are not incurred by the breach of the relevant directors’ obligation due to their willful misconduct or gross negligence, and that such indemnification by the Company is permitted by law.

Article 39. (Qualifications of Outside Directors)

1. A person who falls under any of the subparagraphs of Article 6, Paragraph 1 of the Act on Corporate Governance of Financial Companies shall be deemed unqualified to become an outside director, and a person shall lose its office, even after becoming an outside director, if came to fall under any of the following subparagraphs:

2. The Company shall appoint a person having professional knowledge or practical experience in finance, economy, management, law, or accounting as an outside director.

Article 40. (Organization and Authority of the Board of Directors)

1.	The Board of Directors shall be comprised of directors and shall decide by a resolution matters defined in the Articles of Incorporation and other important matters of the Company’s operations and shall oversee the performance of directors’ duties.

2.	Specific matters regarding operation of the Board of Directors and committees thereunder shall be determined by the resolution of the Board of Directors.

3.	The following matters shall go through deliberation and resolution of the Board of Directors:

(1)	managerial objective and evaluation;

(2)	amendment to these AOI;

(3)	budget and settlement of account;

(4)	material change in organization such as dissolution, business transfer and merger, etc.;

(5)	establishment/abolition of and amendment to internal control standards and risk management standards determined by applicable laws and regulations;

(6)	establishment of corporate governance policy such as CEO’s succession to management, etc.;

(7)	supervision over conflicts of interest by and between principal shareholder/officer, etc. and the Company; and

(8)	A General Shareholders’ Meeting, financing and capital, general management, organization and officers, properties, credit extension to companies and other matters determined by the BOD regulations.

Article 41. (Convening of the Meeting of the Board of Directors)

The meeting of the Board of Directors shall be convened by the Chairman or a director designated by the Board of Directors, and the meeting shall be convened by giving written or verbal notice not less than 3 days prior notice to each director. However, a meeting of the Board of Directors may be convened at any time with consent of every member of the Board of Directors.

Article 42. (Representative Director)

The Board of Directors shall elect one (1) or more representative director(s), and he (they) shall represent the Company. In the event the office of the representative director is unavailable to perform his duties, the duties shall be performed by a director appointed by the representative director. In the event there is no director appointed to perform the duties of the representative director, vice-president, managing director and executive director shall assume the duties of the representative director in that order.

Article 43. (Chairman)

1.	The Board of Directors shall elect chairman of the Board of Directors and shall determine the term of chairman by Board Resolution.

2.	In the event that a person other than the outside directors is appointed as the Chairman, a person who represents the outside directors (appointed outside director) shall be separately appointed.

3.	In the event the Chairman is absent at the meeting of the Board of Directors and does not designate a temporary chairman to assume the duties of the Chairman, the Board of Directors shall decide the order of priority of the directors to serve as the Chairman of the Board of Directors.

Article 44 (Agenda)

The chairman of the Board of Directors shall propose the agenda to be considered thereat. In the event any other director intends to propose an agenda, he shall present details thereof to the Chairman of the Board of Directors.

Article 45. (Resolution of the Board of Directors)

1.	The presence of the majority of all directors shall constitute a quorum for a meeting of the Board of Directors, and the resolutions of the Board of Directors shall be adopted by a majority of the votes of the directors present in the meeting. However, resolutions on matters conforming to Article 397-2 (Usurpation of Corporate Opportunity) and Article 398 (Prohibition on Self-dealings) shall require votes exceeding two-thirds (2/3) of the directors present in the meeting.

2.	A director having a special interest with respect to the resolution shall not exercise his voting right, and such director’s presence in the meeting shall not be considered in the number of directors present in the meeting.

3.	The meetings of the Board of Directors may be held by means of video conferencing or other similar arrangement whereby all or part of the directors may participate in the meeting and vote on matters at the same time. In such case, a director participating in the meeting by such arrangement shall be considered present at the meeting.

Article 46. (Minutes of the Meeting of the Board of Directors)

1.	The substance of the proceedings of the Board of Directors shall be recorded in the minutes.

2.	The minutes shall include agenda, proceedings, results, opponents and his reason of opposition and on which the names and seals of all directors present shall be affixed or signed by such persons.

Article 47. (Advisor, etc.)

The representative director of the Company may appoint advisors and counselors for the Company as necessary.

Article 48. (Committees)

1.	The Company may establish the following committees in accordance with the relevant laws and temporary committees if necessary for the smooth operation of the Board of Directors and the efficient corporate management:

(1) Outside Director Nomination Committee;

(2) Audit Committee Member Candidate Recommendation Committee;

(3) Representative Director Candidate Recommendation Committee;

(4) Compensation Committee;

(5) Risk Management Committee;

(6) Audit Committee; and

(7) Management Committee.

2.	Specific matters regarding each committee’s organization, authority and operation shall be decided by a resolution of the Board of Directors.

3.	Articles 41, 45 and 46 shall apply mutatis mutandis in respect of the committees.

Article 48-2 (Outside Director Nomination Committee)

The Outside Director Nomination Committee shall be comprised of more than 3 directors with a majority number of the members being the outside directors and the committee shall perform the function of nominating outside directors to be elected by a meeting of shareholders.

Article 48-3 (Human Resources Committee)

<Deleted>

Article 48-4 (Risk Management Committee)

The Risk Management Committee shall be comprised of more than 3 directors with outside directors being the majority and the committee shall perform the function of determining the subjects required in control and management of risks in the business of the Company.

Article 48-5 (Management Committee)

The Management Committee shall be comprised of more than 2 directors and the committee shall perform the function of determining opening, closing or relocating branches, liaison offices, representative offices and other offices within or outside Korea and appointment or dismissal of the branch managers, and disciplinary actions against officers (including persons in charge of the relevant business).

Article 48-6 (Compensation Committee)

The Compensation Committee shall be comprised of more than 3 directors with outside director being the majority and the committee shall perform the function of deliberating appropriateness of the performance-based compensation and determining important affairs.

Article 48-7 (Representative Director Candidate Recommendation Committee)

1.	The Representative Director Candidate Recommendation Committee shall be comprised of more than 3 directors with outside director being the majority and the committee shall recommend a candidate for the representative director to be appointed by the Board of Directors.

2.	The Representative Director Candidate Recommendation Committee shall recommend a candidate selected by the corporate governance committee of KB Financial Group Inc.

Article 48-8 (Audit Committee Member Candidate Recommendation Committee)

The Audit Committee Member Candidate Recommendation Committee shall be comprised of more than 3 directors with outside director being the majority and the committee shall recommend a candidate for the member of the Audit Committee to be appointed by a General Shareholders’ Meeting.

Chapter VI. AUDIT COMMITTEE

Article 49. (Organization of the Audit Committee)

1.	The Company shall maintain an Audit Committee in lieu of an auditor.

2.	The Audit Committee shall have minimum of three (3) members.

3.	Minimum of two-thirds (2/3) of the members of the Audit Committee shall be outside directors, and members of the Audit Committee who are not outside directors shall satisfy the qualifications in the Act on the Corporate Governance of Financial Companies.

4.	One or more than one of the members of the Audit Committee shall be accounting or financial expert under the Act on the Corporate Governance of Financial Companies.

5.	If the number of the Audit Committee members fails to reach the required number for composition of the Audit Committee under Paragraphs 2 and 3 due to events such as resignation and death of a member of the Audit Committee, the Company shall take measures to ensure that the requirements under Paragraphs 2 and 3 shall be satisfied at a General Shareholders’ Meeting initially convened from occurrence of such events.

6.	The candidate for the member of the Audit Committee shall be recommended by the Audit Committee Member Candidate Recommendation Committee under Article 48, Paragraph 1, Subparagraph 2, in which case, the resolution shall be made with the affirmative votes of at least two-thirds (2/3) of the members of the Audit Committee Member Candidate Recommendation Committee.

7.	The Company shall appoint one outside director to be a member of the Audit Committee, separately from other directors.

8.	A General Shareholders’ Meeting shall have the right to appoint or dismiss a member of the Audit Committee. In this case, Article 409, Paragraphs 2 and 3 of the Commercial Act on restriction on the exercise of voting rights in appointing an auditor shall apply mutatis mutandis in respect of appointment of a director to be a member of the Audit Committee.

9.	If the number of financial company’s shares with voting rights owned by the largest shareholder, persons of special relations to him, and other persons determined by the relevant laws exceeds three-one hundredth (3/100) of the Company’s total number of shares issued other than those without voting rights, such shareholder may not exercise the voting rights of the shares exceeding the amount thereof in respect of appointment or dismissal of a director to be a member of the Audit Committee.

10.	The Audit Committee shall select a person who represents the committee by its resolution. In this case, the chairperson shall be an outside director.

Article 50. (Duties of the Audit Committee)

1.	The Audit Committee shall audit the Company’s accounting and operations.

2.	The Audit Committee may request a meeting of shareholders, if it is deems necessary, by submitting a written document to the Director (the person with right to convene if available. Hereafter the same shall apply) outlining the purpose of convening the meeting.

3.	In the event the Director fails to convene a meeting of shareholders without delay upon the request by the Audit Committee as referred to in Paragraph 2, the Audit Committee may convene the meeting of shareholders.

4.	The Audit Committee may convene a special meeting of shareholders by submitting a written document to the Board of Directors outlining the purpose of convening the meeting.

5.	The Audit Committee may request the subsidiary of the Company to report on its business if it is deemed to be necessary in performing their duties. In the event the subsidiary fails to make an immediate report, or if it is deemed to be necessary to confirm the contents of the report, the Audit Committee may investigate the financial conditions and business of the subsidiary.

6.	The Audit Committee shall approve the appointment of the outside auditor.

7.	The Audit Committee shall manage matters delegated by the Board of Directors in addition to Paragraphs 1 and 4.

8.	The Audit Committee may seek professional help at the expense of the Company.

Article 51. (Audit Report by the Audit Committee)

The Audit Committee shall prepare an audit report with respect to its audit. The audit report shall record the substance and results of its audit and be affixed with the printed names and seal impressions or signatures of the members who performed the audit.

Chapter VII. Accounting

Article 52. (Fiscal Year)

The fiscal year of the Company shall be from January 1 to December 31 of each year and the account shall be made at the end of each fiscal year.

Article 53. (Preparation and Maintenance of Financial Statements and Business Report)

1.	The representative director of the Company shall prepare the following documents to be submitted to the Ordinary Meeting of Shareholders, together with supplementary data and business reports, and have such documents audited by the Audit Committee no later than six (6) weeks prior to the General Meeting of Shareholders:

(1) Balance sheet;

(2) Statements of profit and loss;

(3) Other documents which represent the financial state and management result of the Company and defined in the Enforcement Decree of the Commercial Act

(4) Consolidated financial statement for the documents of Subparagraphs 1 or 3 under the Enforcement Decree of the Commercial Act

2.	The Audit Committee shall submit an audit report to the representative director no later than one (1) week prior to the ordinary general meeting of shareholders.

3.	The representative director shall exhibit the documents listed in the above paragraph 1, their annex, the business report and the audit report 1 week prior to the General Shareholders’ Meeting for a period of 5 years at the headquarter office and exhibit their copies for period of 3 years at branch offices.

4.	The representative director shall give public notice of the documents listed in the above paragraph 1 immediately after they are approved by the Meeting of Shareholders.

Article 53-2 (Election of Outside Auditor)

The Company shall appoint an outside auditor, with the approval of the Audit Committee, in accordance with relevant laws and regulations, and shall report to the First General Meeting of Shareholders after the appointment, or make written or electronic notification to current shareholders as of recent closing of Register of Shareholders or post the notification on the website of the Company until the end of respective fiscal year subject to audit.

Article 54. (Disposition of Profits)

The profits (including earned surplus carried over) of the Company for any fiscal period shall be disposed of as follows:

1. Earned surplus reserves (as required by the Commercial Act),

2. Other reserve required by law;

3. Dividends to shareholders;

4. Voluntary reserves;

5. Other voluntary reserves to be appropriated;

6. Earned surplus to be carried forward.

Article 54-2. (Retirement of Shares with Profits)

1.	The Company may retire its shares to the extent of the profits distributable to Shareholders.

2.	In the event of retirement of shares as mentioned in paragraph 1, the Board of Directors shall pass a resolution with the following details:

(1)	Number and class of shares to be retired,

(2)	Aggregate amount shares to be purchased to be retired,

(3)	Time period in which the shares shall be purchased, provided, it is prior to the first Ordinary General Meeting of Shareholders following the resolution of the Board of Directors.

3.	Purchase of shares of the Company for the purpose of retirement shall be in accordance with the following laws and regulations:

(1)	Article 165 Paragraph 2 Subparagraphs 1 or 2 of the Financial Investment Services and Capital Markets Act. In the event the shares of the Company are purchased for the purpose of retirement according to Article 165 Paragraph 2 Subparagraph 1 of the Financial Investment Services and Capital Markets Act, the time period and the method of purchase shall be in accordance with the Enforcement Decree of the aforesaid law.

(2)	The aggregate amount of shares to be purchased for retirement shall not exceed the amount determined by the Enforcement Decree of the Financial Investment Services and Capital Markets Act and within the limit of profit available for payment to shareholders as dividend as determined by the Commercial Act Article 462 Paragraph 1.

4.	In the event the shares of the Company are purchased and retired as mentioned in paragraph 1, the details mentioned in paragraph 2 and the reasons for such share purchase and retirement.

Article 55. (Dividends of Profits)

1.	Dividends of profits may be paid in either cash or shares.

2.	Dividend shares mentioned in paragraph 1 shall be paid at face value of the shares, and fraction shares resulting from dividend share payment shall be paid in cash.

3.	The dividends mentioned in paragraph 1 shall be paid to shareholders and registered pledges recorded in the Company’s Register of Shareholders as of the last day of each period for the settlement of account.

4.	The Company may issue different classes of shares as dividend shares if the Company has issued several classes of shares.

Article 55-2. (Quarterly Dividends)

1.	The Company may make quarterly dividends to its shareholders as of ends of March, June or September from the beginning of its fiscal year in accordance with Article 165 Paragraph 12 of the Financial Investment Services and Capital Markets Act. Interim dividends shall be in cash.

2.	The Company shall make quarterly dividend mentioned in paragraph 1 with a resolution of the Board of Directors, provided the resolution is passed within forty-five (45) of the reference date for the dividend.

3.	The quarterly dividend shall not exceed the net asset on the balance sheet as of end of the fiscal year immediately preceding the resolution of the Board of Directors less the following:

(1)	Paid-in capital as of end of the immediately preceding fiscal year,

(2)	Sum of accumulated capital reserve and profit reserve as of end of the immediately preceding fiscal year,

(3)	Profit dividends to be distributed to shareholders at the ordinary general shareholders meeting for the immediately preceding fiscal year,

(4)	Other reserves appropriated according to the Articles of Incorporation or by a resolution of the general meeting of shareholders,

(5)	Profit reserve to be accumulated for the relevant fiscal year in accordance with quarterly dividend; and

(6)	Total amount of quarterly dividends, if any, for the relevant fiscal year

4.	In respect of quarterly dividends for any new shares that have been issued prior to the respective reference dates specified in Paragraph 1 above following the commencement date of the current fiscal year (including cases of capitalization of reserves, stock dividends, requests for conversion of convertible bonds to capital stock and the exercise of warrant with respect to bonds with warrant), such new shares shall be deemed to have been issued at the end of the immediately preceding fiscal year.

5.	Preferred shares mentioned in Article 8 shall be entitled to the same dividend ratio as the common shares; provided, that the common shares may not be subject to the same dividend ratio as the preferred shares in case of quarterly dividends for the preferred shares.

Article 56. (Extinct Prescription of the Right for Payment of Dividends)

1.	Right to payment of dividends shall be extinguished, if the right is not exercised for five (5) consecutive years.

2.	Accrued dividend shall not accrue interest, and upon the expiry of the prescription of dividends in paragraph 1, such dividends shall be returned to the Company.

Chapter VIII. ADDENDA

Article 57. (Administrative Regulations)

The Company may adopt and enforce administrative regulations necessary for the administration of business and management of the Company as necessary by of the Board of Directors.

Article 58. (Scope of Application)

Matters not specifically provisioned herein shall be in conformity with the relevant provisions of the Commercial Act and other laws and regulations.

Article 59. (Effective Date)

These Articles of Incorporation shall take effect as of May 22, 1984.

ADDENDA (December 20, 1984)

Article 1. (Effective Date)

These Articles of Incorporation shall take effect as of December 20, 1984.

Article 2. (Interim Measure)

Notwithstanding the amendments to the Articles 33, 35 and Article 39 Paragraph 1 of the Articles of Incorporation, Commercial Act Addenda Articles 3 and 15 shall apply.

ADDENDA (May 22, 1985)

These Articles of Incorporation shall take effect as of May 22, 1985.

ADDENDA (May 23, 1986)

These Articles of Incorporation shall take effect as of May 23, 1986.

ADDENDA (May 28, 1987)

These Articles of Incorporation shall take effect as of May 28, 1987.

ADDENDA (May 28, 1988)

1.	(Effective Date) These Articles of Incorporation shall take effect as of May 28, 1988.

2.	(Interim Measure for Issued Preferred Shares) Notwithstanding the addenda, preferred shares issued prior to the enforcement of these Articles of Incorporation shall be entitled to the rights to which it had been entitled in the previous Articles of Incorporation until they receive the dividend stipulated thereof.

3.	(Interim Measure for Term of Directors) Terms of Office for the directors who have been elected prior to the enforcement of these Articles of Incorporation shall be subject to the previous Articles of Incorporation until their terms of office expires.

ADDENDA (May 27, 1989)

These Articles of Incorporation shall take effect as of May 27, 1989.

ADDENDA (May 26, 1990)

These Articles of Incorporation shall take effect as of May 26, 1990.

ADDENDA (May 25, 1991)

These Articles of Incorporation shall take effect as of May 25, 1991.

ADDENDA (May 27, 1995)

These Articles of Incorporation shall take effect as of May 27, 1995.

ADDENDA (May 25, 1996)

1.	These Articles of Incorporation shall take effect as of May 25, 1996, except Articles 9, 12, 26, 27, 32, 39 and 45, which will be enforced on October 1, 1996.

2.	Application on convertible bonds and bonds with warrant

•	Articles 17 and 18 shall be applicable to the issues after the effective date of these Articles of Incorporation.

3.	Interim Measures for Term of Auditors

•	Terms of office of auditors who serve as of the effective date of these Articles of Incorporation shall be subject to the previous Articles of Incorporation.

ADDENDA (May 31, 1997)

These Articles of Incorporation shall take effect as of May 31, 1997.

ADDENDA (May 30, 1998)

1.	These Articles of Incorporation shall take effect as of May 30, 1998.

2.	Notwithstanding the Article 29 Paragraph 1, one (1) outside director shall be elected at the thirty-seventh (37th) ordinary general meeting of shareholders.

3.	Staggered Terms of Office for Directors

(1)	Directors elected in the thirty-seventh (37th) ordinary general shareholders meeting shall be divided into Group 1 and Group 2, and the number of directors for each group shall be decided.

(2)	Notwithstanding the Article 30 Paragraph 1, the terms of office for directors in Group 1 shall expire on the second ordinary general shareholders meeting, and the terms of office for directors in Group 2 shall expire on the third ordinary general shareholders meeting.

ADDENDA (February 13, 1999)

1. These Articles of Incorporation shall take effect as of February 13, 1999.

ADDENDA (May 29, 1999)

These Articles of Incorporation shall take effect as of May 29, 1999.

ADDENDA (May 27, 2000)

1.	These Articles of Incorporation shall take effect as of May 27, 2000.

2.	The outside directors elected at the first ordinary general shareholders meeting following this addenda shall be deemed to have been nominated by the Outside Director Nomination Committee.

3.	Standing auditor whose term of office has not expired by and is not dismissed in the ordinary general shareholders meeting held to account for the thirty-ninth (39th) fiscal year shall have the status of a member of the Audit Committee and deemed to have been elected at a general shareholders meeting.

ADDENDA (June 2, 2001)

1. These Articles of Incorporation shall take effect as of June 2, 2001.

ADDENDA (June 1, 2002)

1. These Articles of Incorporation shall take effect as of June 1, 2002.

ADDENDA (May 30, 2003)

1. These Articles of Incorporation shall take effect as of May 30, 2003.

ADDENDA (May 28, 2004)

1. These Articles of Incorporation shall take effect as of May 28, 2004.

ADDENDA (May 27, 2005)

1. These Articles of Incorporation shall take effect as of May 27, 2005.

ADDENDA (May 23, 2006)

1. These Articles of Incorporation shall take effect as of May 23, 2006.

ADDENDA (May 25, 2007)

1. These Articles of Incorporation shall take effect as of May 25, 2007.

ADDENDA (May 30, 2008)

1. These Articles of Incorporation shall take effect as of May 30, 2008, except the rules and regulations related to the Financial Investment Services and Capital Markets Act and its Enforcement Decree in Article 2, which shall take effect following the enforce of aforesaid Act and its Enforcement Decree.

ADDENDA (May 29, 2009)

1. These Articles of Incorporation shall take effect as of May 29, 2009.

ADDENDA (May 28, 2010)

1.	These Articles of Incorporation shall take effect as of May 28, 2010, except Article 4, which will take effect as of May 29, 2010.

2. In regard to assessment of the total terms of office pursuant to Article 31 Paragraph 3 for an outside director who was appointed subsequent to coming into effect of these Articles of Incorporation, Article 31 Paragraph 4 shall apply to the terms of office served prior to coming into effect to these Articles of Incorporation.

ADDENDA (June 05, 2012)

1.	These Articles of Incorporation shall take effect as of June 05, 2012, except Article 16, and Article 52, which will take effect as of April 01, 2013.

2.	Example of application for Article 52(Fiscal year)

•	Accounts settlement period for 2013 shall be from April 1, 2013 to December 31 of the subsequent year. Henceforth, it shall be January 1 to December 31.

ADDENDA (March 14, 2014)

1. These Articles of Incorporation shall take effect as of March 14, 2014.

ADDENDA (March 13, 2015)

1. These Articles of Incorporation shall take effect as of March 13, 2015.

ADDENDA (May 31, 2016)

1.	These Articles of Incorporation shall take effect as of May 31, 2016, except Article 29, Article 39, Article 40, Article 48, Paragraph 1, Subparagraphs 2 and 3, Article 48-7, Article 48-8, and Article 49 which will take effect as of August 1, 2016.